Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128881 of Williams Partners L.P., on Form S-8, and Registration Statement Nos. 333-179471 and 333-187664 of Williams Partners L.P., on Form S-3 of our report dated February 25, 2013 relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012, appearing in this Current Report on Form 8-K of Williams Partners L.P.

/s/ Deloitte & Touche LLP

Houston, Texas

May 13, 2013